EXHIBIT 99.P

                               LMI AEROSPACE, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS


This Code of Business Conduct and Ethics (this "Code") provides a general statement of the Company's expectations regarding the ethical standards that each director, officer and employee should adhere to while acting on behalf of the Company. This Code contains compliance standards and procedures to facilitate its effectiveness and to ensure a prompt and consistent response to violations. Each director, officer, and employee is required to read and become familiar with the ethical standards described in this Code. It is not intended to and does not in any way constitute an employment contract or assurance of continued employment, and does not create any rights in any director, officer, employee, client, supplier, competitor, shareholder or any other person or entity.

The highest business and ethical standards mandate accountability for adherence to this Code. Accordingly, any conduct or action that violates this Code will be subject to disciplinary action, which may include immediate termination.

General Ethical Standards

Our Company is comprised of talented and dedicated people committed to providing outstanding service to our customers. Our commitment includes adhering to the law and the highest ethical standards in all of our business and overrides the goal of maximization of profits. Our strategy is to fully utilize the creativity and energy of our directors, officers and employees, whose decisions, based on sound economic and ethical principals, will sustain and strengthen our long-term commitment to excellence.

Set forth below are general standards that must be met by all directors, officers and employees of the Company. These standards are not necessarily the only obligations that apply to the Company's directors, officers and employees. In general, all directors, officers and employees of the Company must avoid any conduct that could reasonably appear to be improper or might injure the Company's reputation for honesty and integrity in the conduct of its business. If in doubt, consult with your supervisor or Compliance Officer.

Business Relationships

At LMI, we expect all directors, officers and employees to maintain the highest business and ethical standards in any relationship that may be established in connection with our business.

o To our customers we will provide quality products and service based on our contractual requirements.

o To each other, as employees, we will treat one another fairly and openly, with the dignity and respect due all human beings.

o    To  our   suppliers,   we  will  offer  fair   competition   and  long-term
     relationships.

o To the communities we inhabit, we will act responsibly, always aware of the economic and social impact we have as corporate citizens.

o To our shareholders, we will pursue our earnings objectives subject to the priority of ethical standards.

Administration

The Board of Directors of the Company, referred to in this Code as the Governing Body, is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within the Company's industry, the Company's own business practices, and the prevailing ethical standards of the communities in which the Company operates. The Company's Director of People will act as (and referred to in this Code as) the Compliance Officer and will oversee the procedures designed to implement this Code to ensure that they are operating effectively. It is the individual responsibility of each director, officer and employee of the Company to comply with this Code.

Compliance With Laws, Rules, Regulations

The Company expects all directors, officers and employees of the Company to comply in all respects with the laws and regulations that apply to its business at all government levels. In addition, the Company requires that its directors, officers and employees comply with work-place policies and applicable laws and regulations. Although not all employees are expected to know details of all laws, it is important to recognize when to seek advice from supervisors.

This Code does not summarize all laws, rules and regulations applicable to the Company and its directors, officers and employees. Please consult the Compliance Officer for various guidelines the Company has prepared on specific laws, rules and regulations.

Conflicts of Interest

All directors, officers and employees of the Company should be diligent in avoiding a conflict of interest with regard to Company's interests. A conflict of interest exists when there is a conflict (or even an appearance of conflict) between an individual's personal interests, financial or otherwise, or professional interests, and his or her fiduciary obligations to the Company. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or third party. Federal law prohibits loans by the Company to its directors and executive officers. It is a conflict of interest for an employee to work simultaneously for a competitor, customer, or supplier. In addition, directors, officers and employees are not allowed to work for a competitor as a consultant or board member.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Where there is an actual or potential conflict of interest or perception of a conflict of interest, the director, officer or employee must make full disclosure and must not participate in the matter giving rise to the conflict. Such person may, in accordance with such procedures, refrain or be asked to refrain from participating and/or making decisions concerning any business that is related to the matter in which there is an actual or potential conflict of interest.

Any director, officer or employee who becomes aware of a conflict of interest or potential conflict of interest should bring it to the attention of the Compliance Officer, a supervisor, manager or other appropriate personnel or consult the procedures discussed in this Code. Directors, officers and employees who knowingly fail to disclose conflicts of interest are subject to disciplinary action, including dismissal or removal from office.

Corporate Opportunities

No director, officer or employee may: (a) take for himself or herself personally opportunities that are discovered through the use of Company property, information or position; (b) use Company property, information or position for personal gain; or (c) compete with the Company. Directors, officers and employees owe a duty of loyalty to the Company, and must be committed to advance its legitimate interests when the opportunity to do so arises.

Confidentiality (Protecting Company Information)

All directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company, its business partners, suppliers, customers or others related to the Company's business. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company, or its customers, if disclosed. Typical of such information are business, research, and new product plans;
objectives and strategies; trade secrets; unpublished financial or pricing information; processes and formulas; computer programs; salary and benefits data; employee medical information; and employee, customer, and supplier lists. Disclosure of confidential information violates Company policy and could result in disciplinary action, except when authorized by legal counsel as required by laws, regulations or legal proceedings. If any director, officer or employee believes they have a legal obligation to disclose confidential information, they should consult the Compliance Officer.

Any Company information created in the course of employment belongs to the Company. Employees leaving the Company must return all written proprietary information in their possession. An employee's obligation to protect the Company's proprietary and confidential information continues even after he or she leaves the Company.

Protection and Proper Use of Company Assets

Safeguarding Company assets is the responsibility of all directors, officers and employees. All directors, officers and employees should protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation to the Compliance
Officer. All Company assets should be used only for legitimate business purposes. The personal use of Company assets without permission is prohibited.

Fair Dealing

The Company considers its reputation for integrity and fairness one of its most valuable assets. Each director, officer and employee must endeavor to deal fairly and in good faith with the Company's customers, shareholders, employees, suppliers, regulators, business partners, competitors and others. We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. No director, officer or employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behavior, possessing trade secret information that was obtained without the owner's consent or through any other unfair dealing practice. No actions shall be taken by any Company director, officer or employee, which could undermine proper relationships or tarnish the Company's reputation or integrity.

Giving and Accepting Gifts

A director, officer or employee and any person having a close personal business relationship with him or her may not offer to, nor accept from, any supplier, distributor, agent, customer or anyone doing business, seeking to do business or competing with the Company an excessive business courtesy. The Company is aware that the definition of "excessive" may vary; however, a director, officer or employee shall exercise moderation and good professional judgment in offering or accepting gratuities, including, but not limited to, gifts, hospitality (including food and drink) and tickets to cultural, sporting or other special events. Cash is always unacceptable. If you are in doubt as to whether a gratuity is acceptable or not, you may seek clarity from your supervisor or the Compliance Officer, as appropriate. As a general rule, if disclosure of a business courtesy given or accepted by an employee, officer or director would be embarrassing to the Company, or to the recipient, the courtesy is not appropriate.

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value directly or indirectly to officials of foreign governments or foreign political candidates in order to obtain or retain business. In addition, the promise, offer or delivery to an official or employee of the U.S. Government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. Please consult the Compliance Officer to obtain guidance from Company legal counsel in this area.

Accurate and Timely Periodic Reports

The Company is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that it is required to file with, or submit to, the Securities Exchange Commission (the "SEC") and in other public communications made by the Company as a public company. To this end, the Company will:

o    Comply with generally accepted accounting principles at all times;

o Maintain a system of disclosure controls and procedures that will provide reasonable assurances to management that material information about the Company is made known to management, particularly during the periods in which the Company's periodic reports are being prepared; and

o Maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

o Maintain books and records that accurately reflect and fairly reflect the Company's transactions;

o Prohibit the establishment of any undisclosed or unrecorded funds or assets;

o Present information in a clear and orderly manner and avoid the use of legal and financial jargon in the Company's periodic reports.

No action may be taken by any director or officer (or other person acting under the direction thereof) to fraudulently influence, coerce, manipulate or mislead the Company's independent auditor for the purpose of rendering the Company's financial statements materially misleading.

The Company considers its disclosure obligation to be of critical importance. Depending on his or her position with the Company, a director, officer or employee may be asked to provide necessary information to assure that the Company's public reports are complete, fair and understandable. The Company takes it's public reporting very seriously and expects its directors, officers and employees to provide prompt answers to inquiries by it related to public disclosure requirements.

Reporting of Illegal or Unethical Behavior

The Company's business and reputation depends, in large measure, on strict adherence to the provisions of this Code. Every director, officer and employee is encouraged and obligated to report any known or suspected Code violations to the Governing Body, Compliance Officer or other Company supervisor or manager, as appropriate.

The Company will investigate any matter so reported and may take appropriate disciplinary and corrective action, up to and including termination. The Company forbids retaliation of any kind against employees who report violations of this Code or other illegal or unethical conduct.

Accounting Complaints

The Company's policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any director, officer or employee of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors (which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially) according to the procedures established by the Audit Committee. Such submissions may be directed in writing at the Company to the attention of the Audit Committee or to any director who is a member of the Audit Committee.

Insider Trading

Directors, officers and employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except in the conduct of our business and in strict compliance with all applicable laws and SEC regulations. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. No director, officer, or employee of the Company may buy or sell securities of the Company when in possession of "material non-public information." Directors, officers and employees are required to comply with the Company's Insider Trading Policy, copies of which are distributed to all directors, officers and employees and are available from the Compliance Officer.

Records Retention; Books and Accounts

Directors, officers and employees are expected to become familiar with the Company's policies on record retention. All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail to appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets, i.e. "off the balance sheet" transactions, should not be maintained unless permitted by applicable law or regulation.

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only true and actual numbers of hours worked should be reported. Many employees regularly use business expense accounts, which must be documented and recorded accurately.

Records should always be retained or destroyed according to the Company's record retention policies.

Compliance Procedures

Directors, officers and employees who are concerned that violations of this Code or that other illegal or unethical conduct by directors, officers or employees of the Company have occurred or may occur should contact their supervisor. If, for any reason, anyone is unable to approach their supervisor about their concerns or complaints, then they may contact either the Compliance Officer or any member of the Audit Committee. All reports of concerns or complaints shall remain confidential to the extent necessary, subject to applicable law, regulation or legal proceeding.

Waivers

The provisions of this Code may be waived for directors or executive officers only by a resolution of the Company's independent directors. The provisions of this Code may be waived for employees who are not directors or executive officers by the Compliance Officer. Any waiver of this Code granted to a director or executive officer will be publicly disclosed as required by the federal securities laws and the applicable rules and regulations of the SEC or the securities exchange or association on which the Company's securities are listed for trading.

Political Contribution

No Company funds or assets will be loaned or contributed to any political party or organization, or to any individual who holds or is a candidate for public office, except when permitted by applicable law and prior written authorization is obtained from the Compliance Officer.

These restrictions cover direct contributions and indirect assistance. The following are examples of activities that are illegal under federal law and the laws of those states which prohibit corporate political contributions:

o Contributions by an employee which are reimbursed by Company through expense accounts or in other ways;

o Purchase by Company of tickets for political dinners or fund-raising events;

o Contributions in kind, such as loaning employees to political parties or providing company airplanes for use in political campaigns;

o    Indirect contributions by Company through suppliers, customers or agents.

Political contributions by corporations are permitted by the laws of some states and foreign countries. Such allowable contributions may include some of the activities mentioned above, but in all cases, require prior authorization of the Compliance Officer and, when required by the law, by the Governing Body.

This policy is not intended to discourage or prevent an employee from engaging in political activities as an individual on his or her own time and at his or her own expense. It also does not prohibit the employee from making political contributions from personal funds or from expressing individual views with respect to legislative or political matters.

Outside Directorships and Consulting

Subject to the conflict of interest rule discussed above, a director, officer or employee of the Company may serve as a director or consultant of another business, provided that he or she first receive clearance from the Compliance Officer.

Other Company Policies

All directors, officers and employees should be familiar with the Company's existing Insider Trading Policy, Policy Against Sexual and Other Harassment and other policies regarding the rights and obligations of the Company's employees, which may amplify and expand on certain matters addressed in this Code.